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To:      @ Entertainment, Inc.
         40-41 Condult Street
         London W1R 9FB

         Attention:     Robert Fowler, Chief Executive Officer

From:    United Pan-Europe Communications N.V.
         Fred. Roeskestraat 123
         1076 EE Amsterdam
         The Netherlands

                                                     Dated:[*]April, 1999

Dear Sirs:

In connection with our possible interest in a negotiated transaction with @ Entertainment Inc. or its affiliated companies (the "Company"), you and your affiliates are furnishing us and our company with certain information which is either non-public, confidential or proprietary in nature. This information furnished to us (as defined below), together with analyses, compilations, forecasts, studies or other documents prepared by us which contain such information is hereinafter referred to as the "information". In consideration of your providing such Information and as condition thereof, we agree that:

1. The Information will be kept confidential and shall not be disclosed by us or by our company, agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by us, other than in connection with your express instructions. Moreover, we agree to reveal the information only to our directors, officers ,employees and advisors ("Representatives") who need to know the information and for the purposes of evaluating the transaction described above, who are informed by us of the confidential nature of the information and who shall agree to act in accordance with the terms and conditions of this Agreement. We shall be responsible for any breach of this Agreement by our Representatives.

2. Without your prior written consent, we will not disclose to any person the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving ourselves and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

3. Without your written consent, we will not make any announcement or otherwise publicise the transaction or discussions contemplated herein.

4. All requests for information will be directed exclusively through individuals designated in writing by you who initially shall be Robert Fowler and/or Donald Miller-Jones at the Company and/or your representatives at Goldman Sachs International. All copies of the Information will be returned to you immediately upon your request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by us or our Representatives will be destroyed upon your request


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     and any oral information will continue to be subject to the terms of this Agreement. Upon your request, we shall provide you with a certificate certifying as to the complete return and destruction of all information in accordance with the terms of this paragraph. We confirm that all correspondence and communication regarding the Information will be through Robert Fowler and/or Donald Miller-Jones or as they shall direct.


5. The term Information shall not include such portions of the Information which:

     (a) are or become generally available to the public other than as a result of a disclosure by us or our Representatives; or

     (b) are received on a non-confidential basis from an independent third party who had obtained the information lawfully and was not subject to a confidentiality agreement or other obligation of secrecy in respect of such Information; or

     (c) we can show were in our posession before we received such Information from you; or

     (d) we can show were independently developed by us or on our behalf by personnel having no access to the Information at the time of independent development.

6. If by reason of any legal requirement or any regulation or rule of any stock exchange on which our shares are listed or any governmental or quasi-governmental authority, we are required to make any announcement concerning the proposed transaction or other arrangements with you or to disclose the information, we will be entitled to do so PROVIDED that, so far as it is practicable to do so prior to such announcement or disclosure, we consult with you as to such requirement and with a view to agreeing the timing and content of such announcement or disclosure.

7. We acknowledge that neither you, your respective affiliates nor advisors makes any express or implied representation or warranty as to the accuracy or completeness of the Information.

8. We agree to indemnify and hold you harmless from and against all liabilities, claims, losses, costs, damages and reasonable expenses (including reasonable counsel's fees and expenses) in any way caused by, or arising directly or indirectly from, or in consequence of any breach by us or any of our Representatives of an covenant or agreement contained herein.

9. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

10. Notwithstanding any decision not to proceed with the transaction contemplated herein, we on behalf of our Representatives and Associates undertake to you that we shall keep and procure our Representatives and Associates keep, the Information confidential and shall not make use of or otherwise deal in such information for a period of three years from the date of this Agreement.


                                       2


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11.  This Agreement shall be governed and construed in accordance with the laws of England. We irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of England for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby.

12. We acknowledge that disclosure of the Information may cause significant damage and harm to you and your affiliates and that remedies at law may be inadequate to protect against breach of this Agreement, and we hereby in advance agree to the granting of injunctive or other equitable relief in your favour without proof of actual damages, in addition to any other remedy you may be entitled to.

13. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this letter agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

     (a)  @ Entertainment, Inc., address as follows;

          40-41 Condult Street
          London W1R 9FB

          Attention:     Patrick Bradley, Senior Vice President,
                         Corporate Legal Affairs
          Telecopier No: 0171 478 3802

          United Pan-Europe Communications N.V., address as follows:

          Fred. Roeskestraat 123
          1076 EE Amsterdam
          The Netherlands

          Attention:     [*]General Counsel
          Telecopier No: [*]31-20-7789871

     or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this paragraph 10. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof.


Yours faithfully


/s/
--------------------------
[*][illegible]
For and on behalf of
United Pan-Europe Communications N.V.